SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                             (AMENDMENT NO. _____)*

                   Under the Securities Exchange Act of 1934


                              Uniphase Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   909149 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               (Page 1 of 6 Pages)

CUSIP NO. 909149 10 6                   13G               PAGE  2  OF  6  PAGES


--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Koninklijke Philips Electronics N.V.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                             (b) |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    The Netherlands
--------------------------------------------------------------------------------
    NUMBER OF            5.  SOLE VOTING POWER
                             3,259,646
      SHARES
                         -------------------------------------------------------
   BENEFICIALLY          6.  SHARED VOTING POWER
                             0
     OWNED BY
                         -------------------------------------------------------
       EACH              7.  SOLE DISPOSITIVE POWER
                             3,259,646
    REPORTING
                         -------------------------------------------------------
   PERSON WITH           8.  SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,259,646
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.5%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------



                               (Page 2 of 6 Pages)

ITEM 1(A).  NAME OF ISSUER:

            Uniphase Corporation


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            163 Baypointe Parkway, San Jose, CA 95134.


ITEM 2.
            (A)  NAME OF PERSON FILING: Koninklijke Philips Electronics N.V.

            (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                 P.O. Box 218
                 5600 MD Eindhoven
                 The Netherlands

            (C)  CITIZENSHIP: The Netherlands

            (D)  TITLE OF CLASS OF SECURITIES: Common Stock

            (E)  CUSIP NUMBER: 909149 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:

      (a)   o  Broker or Dealer registered under Section 15 of the Act,

      (b)   o  Bank as defined in Section 3 (a) (6) of the Act,

      (c)   o  Insurance Company as defined in Section 3 (a) (19) of the Act,

      (d) o Investment Company registered under Section 8 of the Investment Company Act,

      (e) o Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

      (f) o Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1 (b) (1) (ii) (F),

      (g)   o  Parent Holding Company, in accordance with Rule 13d-1 (b) (ii)
               (G); see Item 7,


                               (Page 3 of 6 Pages)

      (h)   o  Group, in accordance with Rule 13d-1 (b) (1) (ii) (H).


ITEM 4.     OWNERSHIP.

            If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)   Amount Beneficially Owned:  3,259,646

      (b)   Percent of Class:  9.3%

      (c)   Number of shares as to which such person has:

              (i)  sole power to vote or to direct the vote: 3,259,646

             (ii)  shared power to vote or to direct the vote: 0

            (iii)  sole power to dispose or direct the disposition of: 3,259,646

             (iv)  shared power to dispose or direct the disposition of: 0


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.



                               (Page 4 of 6 Pages)

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.





































                               (Page 5 of 6 Pages)

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June    , 1998

                                     KONINKLIJKE PHILIPS ELECTRONICS N.V.


                                     By: /s/ A. Westerlaken
                                        ----------------------------------------
                                        Name: A. Westerlaken
                                        Title: Corporate Secretary



                               (Page 6 of 6 Pages)